UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MEDALLION FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)
BIMIZCI Fund LLC Warnke Investments LLC ZimCal Asset Management LLC Stephen Hodges Eric Kelly John Kiernan Timothy Shanahan
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
-with copies to-
Peter D. Fetzer Foley & Lardner LLP 777 East Wisconsin Avenue Suite 3800 Milwaukee, WI 53202-5306 (414) 297-5596
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BIMIZCI FUND LLC
ISS and Glass Lewis Support BIMIZCI’s Case for Change at Medallion Financial. Both Recommend Stockholders Vote on the BLUE Proxy Card FOR Election of Two BIMIZCI Nominees to Medallion Board
Visit https://restoretheshine.com/materials
Highlights include:
  Both Leading Independent Proxy Advisory Firms Have Now Recommended FOR BIMIZCI Nominees John Kiernan and Eric Kelly with Glass Lewis Stating That “The Dissident has Presented a Compelling Case for Change.”
  ISS and Glass Lewis Both Recommend Stockholders WITHHOLD Support from Executive Chair Alvin Murstein and Nominating & Governance Committee Chair Cynthia Hallenbeck
  ISS Stated “Dissident Nominees Eric Kelly and John Kiernan Would not only Impart Independence, but Both Have Public Board Experience That Could be Additive.”
  ISS Concludes Medallion Board “Lacks the independence necessary to exercise credible effective oversight of management as it navigates the Underlying challenges.” and Suggests That the SEC Settlement Was Not Consciously Factored Into the Decision to Elevate Andrew Murstein to CEO
  Glass Lewis Concludes the Board's Late 2025 Succession Decisions “Further Cemented De Facto Control for Alvin and Andrew Murstein" and "Offer[ed] Little Indication That the Interests of Unaffiliated investors Will be a Priority to the Extent They Depart From Mr. Murstein’s Preferences”
BIMIZCI Urges Stockholders to Vote the BLUE Proxy Card to Elect Eric Kelly, John Kiernan and Timothy Shanahan. Voting the BLUE Card Trumps Prior Votes and Only the Latest Vote Counts
BIMIZCI is currently the 4th largest institutional stockholder in Medallion Financial, holding 500,205 shares of common stock (as of May 28, 2026), and also owns $15 million par value of the Company's trust preferred securities. BIMIZCI is soliciting proxies on its BLUE proxy card in support of its three independent director nominees, Eric Kelly, John Kiernan, and Timothy Shanahan, for election as Class III directors at the Company's June 9, 2026 Annual Meeting. Stockholders are directed to vote at https://restoretheshine.com/vote and to BIMIZCI's proxy solicitor, Sodali & Co LLC.
Important Information
BIMIZCI Fund LLC, Warnke Investments LLC, ZimCal Asset Management LLC, and Stephen Hodges (collectively, “BIMIZCI”) have nominated individuals as nominees to the board of directors of Medallion Financial Corp. (the “Company”) and intend to solicit votes for the election of those individuals, Eric Kelly, John Kiernan, and Timothy Shanahan as members of the Company’s board of directors (the “Nominees”).  BIMIZCI will send a definitive proxy statement, proxy card and related proxy materials to shareholders of the Company seeking their support of the Nominees at the Company’s 2026 annual meeting of stockholders.  Stockholders are urged to read the definitive proxy statement and proxy card because they contain important information about the Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and proxy card and other documents filed by BIMIZCI with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  Shareholders may also direct a request to Sodali & Co LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing zimcal@info.sodali.com.
Participants in Solicitation
The following persons are participants in the solicitation by BIMIZCI: BIMIZCI Fund LLC, Warnke Investments LLC, ZimCal Asset Management LLC, Stephen Hodges, Eric Kelly, John Kiernan, and Timothy Shanahan.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. BIMIZCI filed a definitive proxy statement under cover of Schedule 14A on May 8, 2026 (the “Definitive Proxy Statement”). Information regarding the participants and their interests is contained in the Definitive Proxy Statement.